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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" and to the use of our reports dated December 6, 2000, except Notes 4 and 12, as to which the date is January 12, 2001, and Note 13, as to which the date is March 7, 2001, with respect to Inergy Partners, LLC; our report dated May 2, 2001 with respect to the Hoosier Propane Group; our report dated January 26, 2001 with respect to Country Gas Company, Inc.; our report dated March 7, 2001 with respect to Inergy, L.P., and our report dated March 2, 2001 with respect to Inergy GP, LLC, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-56976) and related Prospectus of Inergy, L.P. for the registration of 1,500,000 common units.


                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
May 2, 2001